Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Prospectus constituting a part of this Registration Statement to Form S-4 of our report dated January 12, 2024, (which includes an explanatory paragraph relating to Stardust Power Inc. and subsidiary’s ability to continue as a going concern), on our audit of the consolidated financial statements of Stardust Power Inc. and subsidiary as of September 30, 2023, and for the period from March 16, 2023 (inception) to September 30, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KNAV CPA LLP

KNAV CPA LLP

Atlanta, Georgia

January 12, 2024